Exhibit 99

Investor Contact:	Media Contact:
Douglas A. Shumate	Mary Catherine R. Bassett
Senior Vice President	Director, Communications
Chief Financial Officer	706-385-8104
ITC^DeltaCom, Inc.	mbassett@itcdeltacom.com
706-385-8189
dshumate@itcdeltacom.com

ITC^DELTACOM WITHDRAWS SENIOR NOTES OFFERING

FOR IMMEDIATE RELEASE

West Point, Ga., March 23 – ITC^DeltaCom (Nasdaq NMS: ITCD) today announced that, in light of current market conditions, it is withdrawing its previously announced private offering of senior notes to institutional investors. “We initiated this transaction for the purpose of opportunistically refinancing our indebtedness with a combination of floating rate and fixed rate senior notes,” commented Doug Shumate, ITC^DeltaCom’s Chief Financial Officer. “However, generally weaker market conditions and a stronger preference among investors for fixed rate notes made the refinancing unattractive at this time.”

About ITC^DeltaCom

ITC^DeltaCom, headquartered in West Point, Ga., provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southeastern United States. ITC^DeltaCom has a fiber optic network spanning approximately 14,500 route miles, including over 10,900 route miles of owned fiber, and offers a comprehensive suite of voice and data communications services, including local, long distance, enhanced data, Internet, colocation and managed services, and sell customer premise equipment to end-user customers. The Company operates approximately 26 voice switches and 74 data switches, and is one of the largest competitive telecommunications providers in its primary eight-state region. ITC^DeltaCom has interconnection agreements with BellSouth, Verizon, Southwestern Bell, CenturyTel and Sprint for resale and access to unbundled network elements and is a certified competitive local exchange carrier (CLEC) in Arkansas, Texas Virginia and all nine BellSouth states. For more information about ITC^DeltaCom, visit the Company’s website at http://www.itcdeltacom.com.

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